ERNST & YOUNG

■ Ernst & Young Inc.
Pacific Centre
P.O. Box 10101
700 West Georgia Street
Vancouver, Canada V7Y 1C7

■ Phone: 604 891-8200
Fax: 604 643-5422

December 16, 2005

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7561

Dear Sir and/or Madam:

We have read Item 4.01 of Form 8-K dated December 16, 2005, of Magnus International Resources Inc. and are in agreement with the statements contained in paragraphs 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraph 3 of the above referenced filing.

Yours truly,

Ernst & Young LLP
Chartered Accountants

cc: Magnus International Resources Inc.